UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No.    )*

Corning Incorporated

(Name of Issuer)
Common Stock

(Title of Class of Securities)
219350105
(CUSIP Number)
August 1, 2002

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐      Rule 13d-1(b)

        ☒      Rule 13d-1(c)

        ☐      Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Limited Partnership

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
GLB Partners, L.P.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited partnership, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Name Citadel Investment Group, L.L.C.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited liability company U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
OO; HC

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Kenneth Griffin

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. Citizen U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
IN; HC

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Wellington Partners Limited Partnership

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Equity Fund Ltd.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
CO

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Kensington Global Strategies Fund, Ltd.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
CO; HC

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Aragon Investments, Ltd.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
CO

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jackson Investment Fund Ltd.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
CO

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Trading Group L.L.C.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited liability company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
OO

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Edison Fund L.P.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
a Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Edison Fund Ltd.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
a Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
CO; HC

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Edison Investments Ltd.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
a Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
CO

CUSIP No. 219350105	13G

(1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Wolfe Trading II L.L.C.

(2)	CHECK THE APPROPRIATE BOX IF (a) ☒
A MEMBER OF A GROUP* (b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
a Delaware limited liability company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER

$3,350,000 in principal amount of 3.5%
    Convertible Debentures (convertible into
    346,256 shares of Common Stock)
518,500 shares of 7% Series C Mandatory
    Convertible Preferred Stock (convertible into
    30,321,888 shares of Common Stock)
Call Options to purchase 160,000 shares of
    Common Stock
5,710,888 shares of Common Stock

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
See Row 6 above.

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in Row 6 above.)

(12)	TYPE OF REPORTING PERSON*
OO

CUSIP No. 219350105	13G
Item 1(a)	Name of Issuer: CORNING INCORPORATED
1(b)	Address of Issuer's Principal Executive Offices:

      One Riverfront Plaza
      Corning, New York 14831

Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

      Citadel Limited Partnership
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Illinois limited partnership

      GLB Partners, L.P.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Delaware limited partnership

      Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Delaware limited liability company

      Kenneth Griffin
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      U.S. Citizen

      Wellington Partners Limited Partnership
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Illinois limited partnership

      Citadel Equity Fund Ltd.
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Bermuda company

      Kensington Global Strategies Fund, Ltd.
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Bermuda company

CUSIP No. 219350105	13G

      Aragon Investments, Ltd.
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Bermuda company

      Jackson Investment Fund Ltd.
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Cayman Islands company

      Citadel Trading Group L.L.C.
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Delaware limited liability company

      Citadel Edison Fund L.P.
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Delaware limited partnership

      Citadel Edison Fund Ltd.
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Cayman Islands company

      Citadel Edison Investments Ltd.
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Cayman Islands Company

      Wolfe Trading II L.L.C.
      c/o Citadel Investment Group, L.L.C.
      225 W. Washington
      9th Floor
      Chicago, Illinois 60606
      Delaware limited liability company

  2(d)
  Title of Class of Securities:

      Common Stock, par value $0.50 per share

  2(e)
  CUSIP Number:        219350105.

CUSIP No. 219350105	13G

Item 3        If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box.    ☒

CUSIP No. 219350105	13G

Item 4 Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
WELLINGTON PARTNERS LIMITED PARTNERSHIP
CITADEL EQUITY FUND LTD.
KENSINGTON GLOBAL STRATEGIES FUND, LTD.
ARAGON INVESTMENTS, LTD.
JACKSON INVESTMENT FUND LTD.
CITADEL TRADING GROUP L.L.C.
CITADEL EDISON FUND L.P.
CITADEL EDISON FUND LTD.
CITADEL EDISON INVESTMENTS LTD.
WOLFE TRADING II L.L.C.

  (a)
  Amount beneficially owned:

        $3,350,000 in principal amount of 3.5% Convertible Debentures (convertible into 346,256 shares of Common Stock)(1)

        518,500 shares of 7% Series C Mandatory Convertible Preferred Stock (convertible into 30,321,880 shares of Common Stock)(1)

        Call Options to purchase 160,000 shares of Common Stock(1)

        5,710,888 shares of Common Stock

  (b)
  Percent of Class:

        Approximately 3.7% as of the date of this filing. (Based on 953,320,159 shares of Common Stock issued and outstanding as of July 26, 2002, plus the shares of Common Stock issuable upon the conversion of the 3.5% Convertible Debentures and shares of 7% Series C Mandatory Convertible Preferred Stock referred to in item (a) above.)

  (c)
  Number of shares as to which such person has:

  (i)
  sole power to vote or to direct the vote:

      0

    (ii)
    shared power to vote or to direct the vote:

      See item (a) above.

    (iii)
    sole power to dispose or to direct the disposition of:

      0

    (iv)
    shared power to dispose or to direct the disposition of:

      See item (a) above.

(1)
The securities reported herein include (i) 5,710,888 shares of Common Stock, (ii) 346,256 shares of Common Stock that the Reporting Persons may acquire in the future through the conversion of $3,350,000 in principal amount of the Company's 3.5% Convertible Debentures due November 1, 2008 which may be converted by the Reporting Persons, at any time prior to maturity, into shares of the Company's Common Stock, (iii) 30,321,880 shares of Common Stock

CUSIP No. 219350105	13G

that the Reporting Persons may acquire in the future through the conversion of 518,500 shares of the Company's 7% Series C Mandatory Convertible Preferred Stock which may be converted by the Reporting Persons, at any time prior to the mandatory conversion date, and which automatically converts at the mandatory conversion date of August 16, 2005 and (iv) 160,000 shares of Common Stock that the Reporting Persons may acquire in the future through the exercise of exchange traded call options. The current conversion rate for the 3.5% Convertible Debentures is 103.3592 shares of Common Stock for each $1,000 in principal amount. The current conversion rate for the 7% Series C Mandatory Convertible Preferred Stock is 58.48 shares of Common Stock for each share of the Series C Preferred Stock.

        The obligation to file this schedule 13G arose on August 1, 2002. The Reporting Persons have subsequently reduced their beneficial ownership to the currently reported percentage. At no time since August 1, 2002 have the Reporting Persons been the beneficial owners of greater than 10% of the Company's outstanding Common Stock as determined in accordance with Rule 13d of the Securities Exchange Act of 1934.

Item 5 Ownership of Five Percent or Less of a Class:

        Not Applicable.

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

        Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

        See Item 2 above.

Item 8 Identification and Classification of Members of the Group:

        Not Applicable.

Item 9 Notice of Dissolution of Group:

        Not Applicable.

Item 10 Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 219350105	13G

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 8th day of August, 2002		/s/ KENNETH GRIFFIN Kenneth Griffin
CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.
By:	GLB Partners, L.P., its General Partner	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President
By:	Citadel Investment Group, L.L.C., its General Partner	CITADEL EQUITY FUND LTD.
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	Citadel Limited Partnership, its Trading Manager
GLB PARTNERS, L.P.		By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President
KENSINGTON GLOBAL STRATEGIES FUND, LTD.		CITADEL EDISON INVESTMENTS LTD.
By:	Citadel Limited Partnership, its Trading Manager	By:	Citadel Limited Partnership, its Trading Manager
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President

ARAGON INVESTMENTS, LTD.		CITADEL EDISON FUND LTD.
By:	Citadel Limited Partnership, its Trading Manager	By:	Citadel Limited Partnership, its Trading Manager
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President

CUSIP No. 219350105	13G
WELLINGTON PARTNERS LIMITED PARTNERSHIP		CITADEL TRADING GROUP L.L.C.
By:	Citadel Limited Partnership, its General Partner	By:	Citadel Limited Partnership, its Managing Member
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President
CITADEL EDISON FUND L.P.		JACKSON INVESTMENT FUND LTD.
By:	Citadel Limited Partnership, its General Partner	By:	Citadel Limited Partnership, its Trading Manager
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President	By:	/s/ KENNETH GRIFFIN Kenneth Griffin, President
WOLFE TRADING II L.L.C.
By:	/s/ KENNETH GRIFFIN Kenneth Griffin, Member